As filed with the Securities and Exchange Commission on August 17, 2006

Registration No.

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BEMIS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Missouri	43-0178130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Neenah Center

4th Floor, P.O. Box 669

Neenah, Wisconsin 54956-0669

(Address of Principal Executive Offices) (Zip Code)

BEMIS COMPANY, INC. 2007 STOCK INCENTIVE PLAN
(Full title of the Plan)

James J. Seifert

Vice President, General Counsel and Secretary

Bemis Company, Inc.

One Neenah Center

4th Floor, P.O. Box 669

Neenah, Wisconsin  54956-0669

(920) 727-4100

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this registration statement

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.10 par value	6,000,000	$30.72	$184,320,000	$19,722.24

(1)                                  In addition, pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of additional shares as may be issuable as a result of anti-dilution provisions described herein.

(2)                                  Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the Registrant’s Common Stock as quoted on the New York Stock Exchange on August 11, 2006.

PART I-INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II-INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  The following documents, which we have filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference in this registration statement:

(i)                                     Our annual report on Form 10-K for the fiscal year ended December 31, 2005;

(ii)                                  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005; and

(iii)                               The description of our common stock contained in our registration statement on Form 8-A, dated August 4, 1989 (File No. 1-5277), including any amendment or report filed for the purpose of updating such description.

All reports and other documents that we have subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Bemis Company, Inc.’s common stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5.  Interests of Named Experts and Counsel.

James J. Seifert, Vice President and General Counsel of Bemis Company, Inc., has opined on the legality of the issuance of the common stock offered pursuant to this registration statement.  As of August 14, 2006, Mr. Seifert beneficially owned 92,127 shares of our common stock.

Item 6.  Indemnification of Directors and Officers.

Under Missouri law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of that person’s service as a director, officer, employee or agent of the corporation, or that person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by that person (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred, in connection with the defense or settlement of such action, provided that the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. Although Missouri law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the court in which the action was brought determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General and Business Corporation Law of the State of Missouri also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful on the merits in any proceeding covered by the statute. Missouri law allows for the advancement of expenses pursuant to authorization by the board of directors in certain cases. Missouri law also allows a corporation to give further indemnity in its articles of incorporation, bylaws or by agreement of the Shareholders, provided such further indemnity does not indemnify a person for conduct finally adjudged to have been knowingly fraudulent, deliberately dishonest or a product of willful misconduct. In addition, the General Business and Corporation Law of the State of Missouri provides that indemnification provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation, the bylaws, any agreement or vote of shareholders or disinterested directors, or otherwise.

Article V of our Bylaws requires indemnification of our directors and officers or directors and officers of our subsidiaries provided the person to be indemnified acted in good faith and in a manner reasonably believed to be in our best interests, and, in addition, in any criminal action, had no reason to believe the conduct was unlawful. However, Article V of the Bylaws prohibits indemnification to which the director or officer is otherwise entitled for: (1) conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (2) an accounting for profits pursuant to Section 16(b) of the Exchange Act, as amended from time to time, or pursuant to a successor statute or regulation.  We maintain insurance coverage relating to certain liabilities of our directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.  No securities are to be re-offered or resold pursuant to this registration statement.

Item 8.  Exhibits.

Exhibit No.	Description	Form of Filing
4.1	Restated Articles of Incorporation, as amended	(1)
4.2	By-Laws, as amended through May 6, 2004	(1)
4.3	Rights Agreement, dated as of July 29, 1999, between Bemis Company, Inc. and Wells Fargo Bank Minnesota National Association (formerly known as Norwest Bank Minnesota National Association)	(2)
4.4	Certificate of Bemis Company, Inc. regarding Rights Agreement	(3)
5	Opinion of James J. Seifert	Filed with this Registration Statement
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Filed with this Registration Statement
23.2	Consent of James J. Seifert	Included in Exhibit 5
24	Power of Attorney	Filed with this Registration Statement
99	Bemis Company, Inc. 2007 Stock Incentive Plan	(4)

(1)           Incorporated by reference to our quarterly report on Form 10-Q for the quarter ended June 30, 2004 (File No.1-5277).

(2)           Incorporated by reference to Exhibit 1 to our registration statement on Form 8-A filed on August 4, 1999 (File No. 1-5277).

(3)           Incorporated by reference to our annual report on Form 10-K for the year ended December 31, 2003 (File No. 1-5277).

(4)           Incorporated by reference to our definitive proxy statement filed with the Securities and Exchange Commission on March 21, 2006 (File No. 1-5277).

Item 9.  Undertakings.

A.            The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                 To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Neenah, State of Wisconsin, on August 17, 2006.

BEMIS COMPANY, INC.

By:	/s/ JAMES J. SEIFERT
James J. Seifert
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ JEFFREY H. CURLER*	President and Chief Executive Officer
Jeffrey H. Curler	(Principal Executive Officer)

/s/ GENE C. WULF*	Senior Vice President and Chief Financial
Gene C. Wulf	Officer (Principal Financial Officer)

/s/ STANLEY A. JAFFY*	Controller and Vice President
Stanley A. Jaffy	(Principal Accounting Officer)

Jeffrey H. Curler	)
Gene C. Wulf	)
William J. Bolton	)
David S. Haffner	)
Barbara L. Johnson	)	A Majority of the Board of Directors*
Timothy M. Manganello	)
Nancy P. McDonald	)
Roger D. O’Shaughnessy	)
Paul S. Peercy	)
Edward N. Perry	)
William J. Scholle	)

*                 James J. Seifert, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By	/s/ JAMES J. SEIFERT
James J. Seifert, Attorney-in-Fact

INDEX TO EXHIBITS

Item No.	Description	Method of Filing

4.1	Restated Articles of Incorporation, as amended	Incorporated by reference

4.2	Restated Bylaws, as amended	Incorporated by reference

4.3	Rights Agreement, dated as of July 29, 1999, between Bemis Company, Inc. and Wells Fargo Bank Minnesota National Association (formerly known as Norwest Bank Minnesota National Association)	Incorporated by reference

4.4	Certificate of Bemis Company, Inc. regarding Rights Agreement	Incorporated by reference

5	Opinion of James J. Seifert	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of James J. Seifert	Included in Exhibit 5

24	Power of Attorney	Filed herewith

99	Bemis Company, Inc. 2007 Stock Incentive Plan	Incorporated by reference